SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant   [   ]

Filed by a Party other than the Registrant [ X ]

Check the appropriate box:

[ X  ]  Preliminary Proxy Statement

[   ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)
240.14a-12

[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                       HERITAGE MEDIA CORP.
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    (Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the
Registrant)  United Food & Commercial Workers Union Local 99R

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[ X ]  No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14a-
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applies:

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computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was
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[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous
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

SHAREHOLDER ALERT

Date first mailed: March 10, 1996

United Food & Commercial Workers Local 99
2401 N. Central Ave. 2nd Fl.
Phoenix AZ   85004
(602) 572-2149


PLEASE VOTE FOR THE SHAREHOLDER PROPOSAL FOR SECRET BALLOT
SHAREHOLDER VOTING

at HERITAGE MEDIA CORPORATION
Annual Stockholders Meeting
May 15, 1997
Westin Hotel-Galleria Mall
Dallas, TX

Dear Fellow Heritage Shareholder:

     This is to alert you to an upcoming vote on a shareholder proposal recommending Heritage adopt a policy of confidential shareholder voting.

     Secret ballot voting for shareholders is provided at hundreds of companies. It also is how union officials and most government officials are elected. In our view, voting should be a private matter.

     Shareholders often have business or personal relationships with members of the Board which go beyond owning Heritage stock. For example, Heritage employees, insurers and banks may own stock in their own names and may fear retaliation from voting against management's recommendation.

     We do not suggest management has threatened to retaliate against shareholders. However, we believe shareholders should have the right to vote as they see fit without having anything to fear.

     Other companies' managements have argued against confidentiality by claiming shareholders can obtain confidentiality by placing their stock in the name of a broker or other nominee. If your stock is being held in someone else's name on the company books, you alone are the best judge of whether you can rely on the record owner to keep your confidences. If you are the record owner yourself, you avoid possible brokers' maintenance fees. You may be able to get shareholder materials faster. Record owners have enhanced legal rights under state corporation law, such as the right to inspect corporate records. Record owners should not have to give up all this just to have a secret ballot vote.

     We feel all shareholders deserve the confidentiality provided employees who hold through benefit plans: they have the right to confidentially vote through plan trustees the stock they own through the plan. Employees should be allowed to buy stock outside the plans without giving up confidentiality in the process.

PLEASE VOTE FOR THE FOLLOWING PROPOSAL:

    Resolved, that shareholders recommend the Company adopt a policy of confidential shareholder voting, with the only exceptions being (1) access by independent inspectors of election or company clerical staff solely for purpose of tallying the vote at the meeting, and (2) during proxy contests, if management's opponents do not agree to keep their proxy cards confidential in the manner described above.

VOTING PROCEDURE AND VOTING RIGHTS

       We have asked management to include this proposal in the proxy card it will send you, but do not know whether it will do so. We intend to circulate our own proxy card in support of the proposal once management releases the information necessary for us to prepare such a card (names of nominees for election, etc.). This card will be accompanied by a revised proxy statement.

       You may revoke a proxy vote any time before the tally by
(1) executing a later proxy card; (2) appearing at the meeting to vote, or (3) delivering the proxyholder or the Company's secretary written notice of revocation prior to the date of the meeting. We will keep the content of all cards we receive confidential from everyone except our staff, except that at the meeting our cards must be presented to the company's tabulator in order to be counted. The proposal is advisory in nature and cannot be implemented without Board approval. Each share of common stock will be entitled to one vote on each matter coming before the meeting. To be approved, the proposal would have to receive more affirmative votes than negative for shares represented at the meeting.

SOLICITATION

       The sole participants in this solicitation are United Food & Commercial Workers Local 99 (which owns 100 shares of company common stock), and members of its staff (not owners themselves). UFCW 99 will bear the costs of this solicitation, expected to be $2,000. We represent employees in the Arizona retail food industry, and are in negotiations over a successor contract for one Albertson's store. We are organizing other Albertson's stores over management opposition in what we feel are improper forms.FN1 Albertson's director Clark Johnson is also a Heritage director. We do not ask for your support in the labor dispute and do not believe it relevant to how you should vote on a corporate governance proposal. Even if these labor problems are resolved, we will present your proxy cards at the shareholders meeting. Last year we pursued similar shareholder proposals at other companies with board connections to Albertson's, and will do again this year. We will present governance proposals at Boeing, Boise Cascade, TIS Mortgage, Pier 1 and Questar, which have an Albertson's director on their boards.

FN1: For example, Albertson's management has used the workplace to campaign against us while refusing us access, even to break rooms. It refuses to use expeditious union recognition procedures (used by it in other locations), instead insisting on Labor Board procedures which are time-consuming and expensive to shareholders.

RECORD DATE/SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE
OFFICERS/EXECUTIVE COMPENSATION/ELECTION OF DIRECTORS

     Information on these subjects will be contained in management's upcoming proxy statement.

SHAREHOLDER PROPOSALS FOR 1998 MEETING

    Shareholders owning over $1,000 in stock for over one year have the right to have a proposal included in management's proxy statement. The deadline to submit such proposals to the Company is probably __________. The exact date will appear in management's upcoming statement.


PLEASE VOTE FOR THE PROPOSAL FOR CONFIDENTIAL SHAREHOLDER VOTING

                                     Sincerely,
                                     William McDonough
                                     President UFCW 99